Exhibit 4.1

SECURED PROMISSORY NOTE FUNDING $175,000	April 4, 2023 Houston, TX

FORM OF SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, C-Bond Systems, Inc., a Colorado corporation (“Borrower”), promises to pay to [        ], of [         ] (the “Lender,” which term will include any transferee of this Secured Promissory Note (the “Note”), the principal amount of One Hundred Seventy-Five Thousand U.S. Dollars ($175,000.00), together with interest (as provided in Section 2 below).

1. Security. As security for payment of the Obligations (as defined below), Borrower and Lender have previously entered into that certain Loan and Security Agreement dated May 10, 2021 (the “Security Agreement”) which is incorporated herein by reference. The Security Agreement, this Note and any other instruments, documents and agreements executed or delivered in connection herewith are collectively referred to as the “Loan Documents”).

2. Interest Rate. Interest shall accrue and be payable on the outstanding principal amount of this Note at the rate of eight percent (8%) per annum, compounded annually. Interest will accrue from day to day and will be calculated on the basis of a year of three hundred and sixty five (365) days and on the basis of the actual number of days elapsed.

3. Maturity; Payments. All outstanding principal and accrued interest under this Note shall be due and payable on April 4, 2025 (the “Maturity Date”) if not sooner pre-paid by Borrower or accelerated in accordance with the terms hereof. Borrower shall make a balloon payment, including all outstanding principal and accrued but unpaid interest, on the Maturity Date. If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of Texas are required or permitted to be closed, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest under this Note. Any payment of the principal and interest on this Note and any other payments which Borrower becomes obligated to pay to Lender pursuant to the Loan Documents (collectively, the “Obligations”) shall be made in lawful money of the United States of America in immediately available funds, without deduction, setoff or counterclaim, to such account as Lender shall from time to time designate in writing to Borrower.

4. Prepayments. Borrower may at its sole discretion prepay this Note, in whole or in part, at any time without premium or penalty. Any such prepayment shall be applied (a) first, to any costs or charges incurred by Lender with respect to which it is entitled to reimbursement pursuant to this Agreement or any other Loan Document, (b) second, to accrued but unpaid interest on the outstanding principal amount of this Note and (c) finally, to the unpaid principal amount of the Note.

5. Expenses. Borrower agrees to pay on demand (a) all expenses (including, without limitation, legal fees and disbursements) incurred by Lender in connection with the negotiation and preparation of this Note and the other Loan Documents and (b) all expenses incurred by Borrower in collecting and enforcing this Note and any guarantee or collateral securing this Note, including, without limitation, expenses and fees of legal counsel, court costs and the cost of appellate proceedings, in each case as set forth in further detail in the Security Agreement.

6. Events of Default. The occurrence of any Event of Default (as that term is defined in the Security Agreement) shall also constitute an Event of Default under this Note.

7. Rights and Remedies Upon Default. Upon the occurrence or existence of any Event of Default under this Note, Lender may in its discretion exercise the rights and remedies set forth in the Security Agreement with respect to the occurrence of an Event of Default thereunder, which rights and remedies are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights and remedies available by agreement, by law, at equity or otherwise.

8. Restrictions on Borrower. Until payment in full of the Obligations, Borrower shall not, without Lender’s prior written consent:

(a) lend money, give credit or make advances to any person, firm, joint venture, partnership, corporation or other entity, including, without limitation, officers, directors, employees, subsidiaries and affiliates of Borrower, except loans, credits or advances made in the ordinary course of business in connection with Borrower’s sales to third party customers; or

(b) assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, joint venture, partnership, corporation or other entity, except by the endorsement of negotiable instruments for deposit or collection.

9. Waiver of Presentment. Borrower unconditionally waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

10. Waivers. No failure by Lender to exercise, or delay by Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. Lender may not waive any of its rights under this Note except by an instrument in writing signed by it.

11. Severability. If any provision of this Note shall be judicially determined to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. Governing Law. This Note shall be governed by and construed under the laws of the State of Texas, as applied to agreements among Texas residents made and to be performed entirely within the State of Texas, without giving effect to conflicts of laws principles that would result in the application of any law other than Texas law.

13. Jurisdiction and Venue. In respect of any action or proceeding arising out of or related to any Loan Document, each of the parties hereto consents to the exclusive jurisdiction and venue of any federal or state court located within the State of Texas and County of Dallas, waives personal service of any and all process upon such party, consents that all such service and process may be made by first class registered or certified mail, postage prepaid, return receipt requested, directed to such party at the notice address specified for such party in the Security Agreement, agrees that service so made shall be deemed to be completed upon actual receipt thereof, and waives any objection to jurisdiction or venue of, and waives any motion to transfer venue from, any of the aforesaid courts.

14. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Note or any other Loan Document.

15. Further Assurances. In addition to the obligations recited herein and contemplated to be performed, executed, and/or delivered by Borrower, Borrower agrees to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered any and all such further acts, instruments, deeds, and assurances, at Borrower’s sole cost and expense, as may be reasonably required by Lender to consummate all transactions contemplated by the Loan Documents.

16. Amendments. This Note may not be amended without the written approval of Lender and Borrower.

17. Counterparts. This Note may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Executed copies of the signature pages of this Note sent by facsimile or transmitted electronically in .pdf or any similar format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

18. Headings. The section headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

19. Successors and Assigns; Assignment. This Note shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Borrower may not assign, grant, pledge, sell or otherwise transfer all or any part of its rights or obligations under this Note without the prior written consent of Lender, which may be withheld in Lender’s sole discretion.

[Signature pages follow]

Dated on the date first set forth above.

Borrower:

C-BOND SYSTEMS, INC., a Colorado corporation

By:
Print Name:	Scott R. Silverman
Its:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Signature Page to

Secured Promissory Note